Exhibit 99.1
FOR IMMEDIATE RELEASE
July 17, 2008

Contacts:
Analysts		Media
Jay Gould	(614) 480-4060	Jeri Grier	(614) 480-5413
Jack Pargeon	(614) 480-3878
HUNTINGTON BANCSHARES REPORTS:
•	2008 SECOND QUARTER NET INCOME OF $101.4 MILLION, OR $0.25 PER COMMON SHARE
•	Includes a net negative impact of $0.03 per common share from significant items

•	Annualized net charge-offs of 0.64%

•	$56 million net increase in the allowance for credit losses to 1.80%

•	Removal of $762 million of the Franklin loans from non-performing asset status

•	9.03% Tier 1 capital ratio and 12.31% Total risk-based capital ratio
•	2008 FULL-YEAR REPORTED EARNINGS TARGET OF $1.25-$1.35 PER COMMON SHARE
          COLUMBUS, Ohio — Huntington Bancshares Incorporated (NASDAQ: HBAN; www.huntington.com) reported 2008 second quarter net income of $101.4 million, or $0.25 per common share. Earnings in the year-ago second quarter were $80.5 million, or $0.34 per common share.
          Huntington also revised its 2008 full-year reported earnings target to $1.25-$1.35 per common share, down from the previously targeted amount of $1.45-$1.50 per common share. The reduction primarily reflected an assumed higher provision for loan and lease losses.
PERFORMANCE OVERVIEW
          Performance compared with the 2008 first quarter included:
•	Net income of $0.25 per common share, compared with net income of $0.35 per common share.
•	Current quarter earnings were negatively impacted by $0.03 per common share primarily reflecting merger/restructuring costs and net market-related losses. The 2008 first quarter earnings were positively impacted by $0.03 per common share reflecting the significant items detailed in Table 1 below.

•	Current quarter earnings per common share reflected a dilutive impact of $0.03 per common share, related to the convertible preferred stock issuance in April.
•	$120.8 million of provision for credit losses, up from $88.7 million in the first quarter, and $55.6 million higher than net charge-offs of $65.2 million, or an annualized 0.64% of average total loans and leases.

•	3.29% net interest margin, up from 3.23% in the 2008 first quarter, primarily reflecting improved pricing of core deposits and the funding provided by the convertible preferred capital issuance.

•	11% annualized linked-quarter growth in average total commercial loans and a 1% annualized linked-quarter increase in average total consumer loans.

•	1% annualized linked-quarter decline in average total core deposits, primarily reflecting a planned reduction in non-relationship collateralized public fund deposits.

•	Strong linked-quarter growth in service charges on deposit accounts, other service charges, and non-MSR related mortgage banking income.

•	$7.3 million linked-quarter increase in total non-interest expense all attributable to the increase in merger/restructuring costs, with non-merger-related expenses reflecting our continued focus on improving expense efficiencies.

•	$3.4 million benefit to provision for income taxes, representing a reduction to the previously established capital loss carry-forward valuation allowance related to the value of Visa® shares held. The comparable tax benefit in the first quarter was $11.1 million.

•	1.80% period-end allowance for credit losses (ACL) ratio, up from 1.67% at the end of the first quarter.

•	41% decrease in non-performing assets (NPAs), primarily reflecting:
•	68% decline from Franklin Credit Management Corporation (Franklin) restructured loans, to $368.4 million at June 30, 2008 from $1.157 billion at the end of the prior quarter as the Tranche A portion was removed from non-performing status. Total Franklin loans declined 2% to $1.130 billion as of June 30, 2008.

•	42% increase in non-accrual loans (NALs) with most of the increase in commercial real estate (CRE) loans, including the single family home builder segment, and commercial and industrial (C&I) loans related to the residential development segment. Period-end NALs represented 1.30% of total loans and leases, up from 0.92% at March 31, 2008.
•	9.03% and 12.31% period-end Tier 1 and Total risk-based capital ratios, higher than 7.56% and 10.87%, respectively, at March 31, 2008, and well above the regulatory “well capitalized” thresholds of 6.0% and 10.0%, respectively. The “well capitalized” level is the highest regulatory capital designation.
          “Despite a continued challenging credit environment, we are pleased with the performance of our core franchise,” said Thomas E. Hoaglin, chairman, president, and chief executive officer. “Our net interest margin rebounded nicely from the first quarter, reflecting market stabilization and more rational pricing in our markets. We grew loans in ten of our thirteen regions and increased demand deposits in a challenging market. We took steps to further enhance our balance sheet with the sale of $473 million in mortgage loans and executed an on-balance sheet securitization of $887 million in automobile loans. Key fee income activities increased or rebounded from seasonally low first quarter levels and underlying operating expenses declined.”
          “We accomplished our objective of significantly strengthening our capital,” he continued. “Our period end Tier 1 risk-based capital ratio improved to 9.03%, up from 7.56% at the end of the first quarter. This improvement reflected the convertible preferred securities that we issued in April, the impact of strategic asset sales and securitizations, and our second quarter retained earnings. We believe our capital level is well-positioned to navigate the current credit environment. Our Tier 1 capital ratio is one of the highest among our peer group.”
          “Our credit quality performance was consistent with the expectations we announced on June 19,” he continued. “Our allowance for credit losses (ACL) increased $56 million, or 13 basis points, and our net charge-offs ratio was 64 basis points, which is slightly less than our current 2008 full year net charge-off targeted range of 65-70 basis points. The economy remains weak in our markets and this continues to put stress on borrowers. As we entered this year, our expectation was that the economy would remain under stress and it is increasingly likely that we will not see any improvement until we are well into next year. We do not think the economic environment will get materially worse, but neither do we expect any near term relief. As such, we expect to continue to build our reserves and estimate that our year-end allowance for credit losses will be 10-20 basis points higher than June’s 1.80% level.”
          Hoaglin said, “We continue to monitor closely our lending relationship with Franklin Credit Management Corporation. Second quarter cash flows from the Franklin loans again exceeded those required per terms of the 2007 fourth quarter restructuring agreement. This performance was reflected in our decision to move $762 million out of non-performing asset status. All the Franklin loans, including those remaining classified as non-performing assets, continued to perform and accrue interest.”
          “We are reducing our 2008 full-year earnings estimate to $1.25-$1.35 per share,” he said. “This reduction in our guidance from three months ago reflects second quarter performance, but mostly a continued building of our allowance for credit losses in the second half of the year, although at a slower pace than the first half. This earnings range is wider than our previous guidance due to economic uncertainty, especially regarding credit. We continue to expect good performance for the second half of the year, including a flat to slightly up net interest margin, modest loan and deposit growth, increases in key fee income activities, and improved expense efficiencies. We also remain confident that despite the current credit quality challenges, the actions we have taken over the last several years to reduce portfolio risk will result in overall better relative credit quality performance throughout this cycle,” he concluded.
SECOND QUARTER PERFORMANCE DISCUSSION
Significant Items Influencing Financial Performance Comparisons
          Specific significant items impacting 2008 second quarter performance included (see Table 1 below):
•	$3.4 million ($0.01 per common share) benefit to provision for income taxes, representing a reduction to the previously established capital loss carry-forward valuation allowance related to the value of Visa® shares held.

•	$14.6 million pre-tax ($0.03 per common share) of merger/restructuring costs (see Estimating the Impact on Balance Sheet and Income Statement Results Due to Acquisitions discussion). We expect no further merger/restructuring expenses in 2008.

•	$6.8 million pre-tax ($0.01 per common share) negative impact of net market-related losses consisting of:
•	$7.2 million loss on the sale of non-performing, held-for-sale loans,

•	$4.6 million of equity investment losses,

•	$1.3 million net negative impact of mortgage servicing rights (MSR) hedging consisting of a net impairment loss of $10.7 million included in non-interest income, partially offset by related net interest income benefit of $9.4 million,

•	$2.2 million gain on extinguishment of debt,

•	$2.1 million of investment securities gains, and

•	$2.1 million gain on the sale of $473 million in mortgage loans.
Table 1 — Significant Items Impacting Earnings Performance Comparisons (1)

Three Months Ended	Impact (2)
(in millions, except per share)	Pre-tax	EPS (3)
June 30, 2008 — GAAP earnings	$101.4 (3)	$0.25
• Deferred tax valuation allowance benefit	3.4 (3)	0.01
• Merger/restructuring costs	(14.6)	(0.03)
• Net market-related losses	(6.8)	(0.01)

March 31, 2008 — GAAP earnings	$127.1 (3)	$0.35
• Aggregate impact of Visa® IPO	37.5	0.07
• Deferred tax valuation allowance benefit	11.1 (3)	0.03
• Net market-related losses	(20.0)	(0.04)
• Asset impairment	(11.0)	(0.02)
• Merger costs	(7.3)	(0.01)

June 30, 2007 — GAAP earnings	$80.5 (3)	$0.34
• Merger costs	(7.6)	(0.02)
• Net market-related losses	(3.5)	(0.01)

(1)	Includes significant items with $0.01 EPS impact or greater

(2)	Favorable (unfavorable) impact on GAAP earnings; pre-tax unless otherwise noted

(3)	After-tax; EPS reflected on a fully diluted basis

Net Interest Income, Net Interest Margin, and Average Balance Sheet
2008 Second Quarter versus 2007 Second Quarter
          Fully taxable equivalent net interest income increased $138.0 million, or 54%, from the year-ago quarter. This reflected the favorable impact of a $16.6 billion, or 52%, increase in average earning assets, with $14.6 billion representing an increase in average loans and leases, and a 3 basis point increase in the net interest margin to 3.29%. The increase in average earning assets, including loans and leases, was primarily Sky Financial merger-related. Table 2 details the $14.6 billion reported increase in average loans and leases.
Table 2 — Loans and Leases — 2Q08 vs. 2Q07

	Second Quarter		Change		Merger	Non-merger Related
(in billions)	2008	2007	Amount	%	Related	Amount	% (1)

Average Loans and Leases
Commercial and industrial	$13.6	$8.2	$5.5	67%	$4.8	$0.7	5%
Commercial real estate	9.6	4.7	5.0	NM	4.0	1.0	11

Total commercial	23.2	12.8	10.4	81	8.7	1.7	8

Automobile loans and leases	4.6	3.9	0.7	18	0.4	0.2	6
Home equity	7.4	5.0	2.4	48	2.4	0.0	0
Residential mortgage	5.2	4.4	0.8	19	1.1	(0.3)	(5)
Other consumer	0.7	0.4	0.3	65	0.1	0.1	23

Total consumer	17.8	13.6	4.2	31	4.1	0.1	1

Total loans and leases	$41.0	$26.4	$14.6	55%	$12.8	$1.8	5%

(1) = non-merger related / (prior period + merger-related)
          The $1.8 billion, or 5%, non-merger-related increase in average total loans and leases primarily reflected:
•	$1.7 billion, or 8%, increase in average total commercial loans, with growth reflected in both commercial and industrial (C&I) loans and commercial real estate (CRE) loans. The growth in CRE was primarily to existing borrowers with a focus on traditional income producing property types and was not related to residential developer segments.

•	$0.1 billion, or 1%, increase in average total consumer loans. This reflected growth in automobile loans and leases and other consumer loans, partially offset by a decline in residential mortgages due to loan sales in the current and year-ago quarters. Average home equity loans were little changed.
          Table 3 details the $13.8 billion reported increase in average total deposits.

Table 3 — Deposits — 2Q08 vs. 2Q07

	Second Quarter		Change		Merger	Non-merger Related
(in billions)	2008	2007	Amount	%	Related	Amount	% (1)

Average Deposits
Demand deposits — non-interest bearing	$5.1	$3.6	$1.5	41%	$1.8	$(0.4)	(7)%
Demand deposits — interest bearing	4.1	2.4	1.7	70	1.5	0.2	6
Money market deposits	6.3	5.5	0.8	15	1.0	(0.2)	(3)
Savings and other domestic deposits	5.0	2.9	2.1	72	2.6	(0.5)	(9)
Core certificates of deposit	11.0	5.6	5.4	96	4.6	0.7	7

Total core deposits	31.4	20.0	11.4	57	11.5	(0.1)	(0)
Other deposits	6.6	4.3	2.3	54	1.3	1.0	17

Total deposits	$38.0	$24.3	$13.8	57%	$12.9	$0.9	2%

(1) = non-merger related / (prior period + merger-related)
          Most of the increase in average total deposits was merger-related. The $0.9 billion non-merger-related increase reflected:
•	$1.0 billion, or 17%, growth in other deposits, primarily other domestic deposits over $100,000, reflecting increases in commercial and public funds deposits.
          Partially offset by:
•	$0.1 billion decrease in average total core deposits. This reflected a decline in non-interest bearing demand deposits, a planned reduction in non-relationship collateralized public fund deposits, as well as a decline in average savings and other domestic deposits and money market deposits, as customers continued to transfer funds from lower rate to higher rate accounts like certificates of deposits. Offsetting these declines was continued growth in core certificates of deposit, as well as in interest bearing demand deposits.
2008 Second Quarter versus 2008 First Quarter
          Compared with the 2008 first quarter, fully taxable equivalent net interest income increased $13.2 million, or 3%. This reflected the positive impact of a higher net interest margin and an increase in average earning assets, primarily loans. The net interest margin was 3.29% in the quarter, up 6 basis points. The 6 basis point increase reflected:
•	5 basis points positive impact primarily due to improved pricing of core deposits.

•	2 basis points increase related to the funding provided by the convertible preferred capital issuance.
Partially offset by:
•	1 basis point decrease related to earning asset mix.
          Table 4 details the $0.7 billion reported increase in average loans and leases.

Table 4 — Loans and Leases — 2Q08 vs. 1Q08

	Second	First
	Quarter	Quarter	Change
(in billions)	2008	2008	Amount	%

Average Loans and Leases
Commercial and industrial	$13.6	$13.3	$0.3	2%
Commercial real estate	9.6	9.3	0.3	3

Total commercial	23.2	22.6	0.6	3

Automobile loans and leases	4.6	4.4	0.2	3
Home equity	7.4	7.3	0.1	1
Residential mortgage	5.2	5.4	(0.2)	(3)
Other consumer	0.7	0.7	(0.0)	(2)

Total consumer	17.8	17.7	0.1	0

Total loans and leases	$41.0	$40.4	$0.7	2%

          The $0.7 billion, or 2%, increase in average total loans and leases reflected 3% growth in average total commercial loans. The second quarter growth was comprised primarily of new or increased loan facilities to existing borrowers. This growth was not related to the single family home builder segment or funding interest coverage on existing construction loans. Average total consumer loans increased slightly, led by growth in automobile loans and leases and modest growth in home equity, partially offset by declines in residential mortgages and other consumer loans. During the quarter, $473 million residential mortgage loans were sold to improve our interest rate risk position and overall balance sheet.
          Table 5 details the $0.1 billion increase in average total deposits.
Table 5 — Deposits — 2Q08 vs. 1Q08

	Second	First
	Quarter	Quarter	Change
(in billions)	2008	2008	Amount	%

Average Deposits
Demand deposits — non-interest bearing	$5.1	$5.0	$0.0	1%
Demand deposits — interest bearing	4.1	3.9	0.2	4
Money market deposits	6.3	6.8	(0.5)	(7)
Savings and other domestic deposits	5.0	5.0	0.0	1
Core certificates of deposit	11.0	10.8	0.2	1

Total core deposits	31.4	31.5	(0.1)	(0)
Other deposits	6.6	6.4	0.2	3

Total deposits	$38.0	$37.9	$0.1	0%

          Average total deposits were $38.0 billion, up slightly compared with the prior quarter. There were changes between the various deposit account categories consisting of:
•	$0.2 billion, or 3%, increase in other deposits, reflecting an increase in brokered deposits.
Partially offset by:
•	$0.1 billion decline in average total core deposits. The primary driver of the change was a planned reduction in low margin collateralized public fund deposits.

Provision for Credit Losses
          The provision for credit losses in the 2008 second quarter was $120.8 million, up $60.7 million from the year-ago quarter, and up $32.2 million from the first quarter. The reported 2008 second quarter provision for credit losses exceeded net charge-offs by $55.6 million. (See Credit Quality Discussion).
Non-Interest Income
2008 Second Quarter versus 2007 Second Quarter
          Non-interest income increased $80.2 million from the year-ago quarter. The $68.7 million of merger-related non-interest income drove most of the increase. Table 6 details the $80.2 million increase in reported total non-interest income.
Table 6 — Non-interest Income — 2Q08 vs. 2Q07

	Second Quarter		Change		Merger	Non-merger Related
(in millions)	2008	2007	Amount	%	Related	Amount	% (1)

Non-interest Income
Service charges on deposit accounts	$79.6	$50.0	$29.6	59%	$24.1	$5.5	7%
Trust services	33.1	26.8	6.3	24	7.0	(0.7)	(2)
Brokerage and insurance income	35.7	17.2	18.5	NM	17.1	1.4	4
Other service charges and fees	23.2	14.9	8.3	56	5.8	2.5	12
Bank owned life insurance income	14.1	10.9	3.2	30	1.8	1.4	11
Mortgage banking income (loss)	12.5	7.1	5.4	76	6.3	(0.9)	(7)
Securities gains (losses)	2.1	(5.1)	7.2	NM	0.3	6.9	NM
Other income	36.1	34.4	1.7	5	6.4	(4.7)	(12)

Total non-interest income	$236.4	$156.2	$80.2	51%	$68.7	$11.5	5%

(1) = non-merger related / (prior period + merger-related)
          The $11.5 million, or 5%, non-merger-related increase reflected:
•	$6.9 million increase in securities gains, reflecting the current quarter’s gain compared with a loss in the year-ago quarter.
•	$5.5 million, or 7%, increase in service charges on deposit accounts, primarily reflecting strong growth in personal service charge income.
•	$2.5 million, or 12%, increase in other service charges, reflecting higher debit card volume.
Partially offset by:
•	$4.7 million, or 12%, decrease in other income, primarily reflecting the current quarter’s $7.2 million loss on sale of held-for-sale loans, higher equity investment losses ($4.6 million loss in the current quarter vs. $2.3 million gain in the year-ago quarter), partially offset by higher automobile operating lease income ($9.4 million in the current quarter vs. $1.6 million in the year-ago quarter).

2008 Second Quarter versus 2008 First Quarter
          Non-interest income increased $0.7 million from the first quarter.
Table 7 — Non-interest Income — 2Q08 vs. 1Q08

	Second	First
	Quarter	Quarter	Change

(in millions)	2008	2008	Amount	%

Non-interest Income
Service charges on deposit accounts	$79.6	$72.7	$7.0	10%
Trust services	33.1	34.1	(1.0)	(3)
Brokerage and insurance income	35.7	36.6	(0.9)	(2)
Other service charges and fees	23.2	20.7	2.5	12
Bank owned life insurance income	14.1	13.8	0.4	3
Mortgage banking income (loss)	12.5	(7.1)	19.6	NM
Securities gains (losses)	2.1	1.4	0.6	45
Other income	36.1	63.5	(27.5)	(43)

Total non-interest income	$236.4	$235.8	$0.7	0%

          This $0.7 million increase reflected:
•	$19.6 million increase in mortgage banking income. This reflected a $3.5 million, or 20%, increase in core mortgage banking activities, primarily secondary marketing and servicing fees, a $2.1 million gain on sale of mortgage loans, and a $14.0 million lower negative MSR valuation impact reflecting the current quarter’s $10.7 million negative MSR valuation impact, compared with a $24.7 million negative MSR valuation impact in the prior quarter. These negative MSR valuation impacts are partially offset by a net interest margin benefit from the hedging assets.

•	$7.0 million, or 10%, increase in service charges on deposit accounts, primarily reflecting a seasonal increase in personal service charges.

•	$2.5 million, or 12%, increase in other service charges and fees, reflecting a seasonal increase in debit card fees.
Partially offset by:
•	$27.5 million, or 43%, decrease in other income. The first quarter included a $25.1 million gain related to the Visa® IPO and a $5.9 million venture capital loss. The second quarter included a $7.2 million loss on loans held-for-sale, a $1.9 million decline in equity investment income ($4.6 million loss in the current quarter vs. $2.7 million loss in the prior quarter), a $3.3 million decline in derivatives income, and a $3.5 million increase in automobile operating lease income.
Non-interest Expense
2008 Second Quarter versus 2007 Second Quarter
          Non-interest expense increased $133.1 million from the year-ago quarter. The $135.7 million of merger-related expenses and $7.0 million of higher merger/restructuring costs drove the increase, as non-merger-related expenses declined $9.5 million, or 2%. Table 8 details the $133.1 million increase in reported total non-interest expense.

Table 8 — Non-interest Expense — 2Q08 vs. 2Q07

						Merger /
	Second Quarter		Change		Merger	Restruct.	Non-merger Related
(in millions)	2008	2007	Amount	%	Related	Costs	Amount	% (1)

Non-interest Expense
Personnel costs	$200.0	$135.2	$64.8	48%	$68.3	$10.0	$(13.5)	(6)%
Outside data processing and other services	30.2	25.7	4.5	17	12.3	(5.0)	(2.8)	(9)
Net occupancy	27.0	19.4	7.6	39	10.2	1.7	(4.3)	(14)
Equipment	25.7	17.2	8.6	50	4.8	2.8	1.0	4
Amortization of intangibles	19.3	2.5	16.8	NM	16.5	—	0.3	2
Marketing	7.3	9.0	(1.6)	(18)	4.4	(1.6)	(4.5)	(38)
Professional services	13.8	8.1	5.7	70	2.7	(1.0)	3.9	40
Telecommunications	6.9	4.6	2.3	50	2.2	0.0	0.1	1
Printing and supplies	4.8	3.7	1.1	30	1.4	0.0	(0.3)	(6)
Other expense	42.9	19.3	23.5	NM	13.0	(0.1)	10.5	33

Total non-interest expense	$377.8	$244.7	$133.1	54%	$135.7	$7.0	$(9.5)	(2)%

(1) = non-merger related / (prior period + merger-related)
          The $9.5 million, or 2%, non-merger-related decline reflected:
•	$13.5 million, or 6%, decline in personnel expense, reflecting the benefit of merger efficiencies, including the impact of a 667 person reduction, or 6%, in full-time equivalent staff from December 31, 2007.

•	$4.5 million, or 38%, decline in marketing expense.

•	$4.3 million, or 14%, decline in net occupancy expense reflecting merger efficiencies.

•	$2.8 million, or 9%, decline in outside data processing and other services, reflecting merger efficiencies.
Partially offset by:
•	$10.5 million, or 33%, increase in other expense. This increase primarily reflected a $6.3 million increase in automobile operating lease expense and a $6.0 million increase in OREO expenses, partially offset by a $1.9 million decline in gains from the extinguishment of debt ($2.2 million in the current quarter vs. $4.1 million in the year-ago quarter).

•	$3.9 million, or 40%, increase in professional services expense, reflecting increased collection costs.
2008 Second Quarter versus 2008 First Quarter
          Non-interest expense increased $7.3 million, or 2%, from the 2008 first quarter, reflecting increased merger/restructuring costs. Table 9 details the $7.3 million increase in reported total non-interest expense.

Table 9 — Non-interest Expense — 2Q08 vs. 1Q08

	Second	First			Merger /
	Quarter	Quarter	Change		Restruct.	Non-merger Related
(in millions)	2008	2008	Amount	%	Costs	Amount	% (1)

Non-interest Expense
Personnel costs	$200.0	$201.9	$(2.0)	(1)%	$7.8	$(9.7)	(5)%
Outside data processing and other services	30.2	34.4	(4.2)	(12)	(4.3)	0.1	0
Net occupancy	27.0	33.2	(6.3)	(19)	1.4	(7.6)	(22)
Equipment	25.7	23.8	1.9	8	2.7	(0.8)	(3)
Amortization of intangibles	19.3	18.9	0.4	2	—	0.4	2
Marketing	7.3	8.9	(1.6)	(18)	(0.1)	(1.5)	(17)
Professional services	13.8	9.1	4.7	51	0.4	4.3	45
Telecommunications	6.9	6.2	0.6	10	(0.6)	1.2	21
Printing and supplies	4.8	5.6	(0.9)	(15)	(0.0)	(0.8)	(15)
Other expense	42.9	28.3	14.5	51	0.0	14.5	51

Total non-interest expense	$377.8	$370.5	$7.3	2%	$7.3	$0.0	0%

(1) = non-merger related / (prior period + merger-related)
          Non-merger-related expenses were flat, and reflected:
•	$14.5 million, or 51%, increase in other expense. The first quarter included a $12.4 million Visa® indemnification reversal and a $2.6 million asset impairment expense. The second quarter included a $2.7 million increase in automobile operating lease expense and a $2.7 million increase in OREO expenses, partially offset by a $2.2 million gain from debt extinguishment.

•	$4.3 million, or 45%, increase in professional services reflecting increased collection costs.
     Partially offset by:
•	$9.7 million, or 5%, decrease in personnel costs, reflecting seasonally lower payroll taxes and lower headcount.

•	$7.6 million, or 22%, decrease in net occupancy expense, reflecting higher seasonal expenses in the prior quarter, and the prior quarter’s $2.5 million write down of leasehold improvements in our Cleveland main office.
Income Taxes
          The provision for income taxes in the 2008 second quarter was $26.3 million, resulting in an effective tax rate of 20.6%. The effective tax rate included a $3.4 million benefit to provision for income taxes, representing a reduction to the previously established capital loss carry-forward valuation allowance related to the value of Visa® shares held. The effective tax rate for the second half of 2008 is expected to be in a range of 24%-26%.
Franklin Credit Management Relationship
          At June 30, 2008, total exposure to Franklin was $1.130 billion, down $27 million, or 2%, from $1.157 billion at March 31, 2008. This relationship continued to perform and accrue interest. In the second half of 2008, our proportion of payments received is expected to increase to our pro-rata participation level, following satisfaction of certain terms of the restructuring agreement, which provided for a more rapid amortization on a certain participant’s portion of the debt. There were no Franklin-related net charge-offs or provision for credit losses in the current or prior quarter. At June 30, 2008, the specific allowance for loan and lease losses for Franklin was $115.3 million, unchanged from March 31, 2008. The cash flow generated by the underlying collateral continued to exceed that required per terms of the 2007 fourth quarter restructuring agreement. As a result, and as announced June 19, 2008, the $762 million Tranche A portion of our Franklin exposure was moved out of the troubled debt restructuring non-performing asset classification based on 2008 first half and continued expected cash flow performance.
Credit Quality
          Credit quality performance in the 2008 second quarter was consistent with expectations announced on June 19, 2008. The reserve increase reflected the impact of the continued economic weakness across our Midwest markets. These economic factors influenced the performance of net charge-offs (NCOs) and non-accrual loans (NALs). To maintain the adequacy of our reserves, there was a commensurate significant increase in the provision for credit losses (see Provision for Credit Losses discussion) in order to increase the absolute and relative levels of our allowance for credit losses (ACL).
Net Charge-Offs
          Total net charge-offs for the 2008 second quarter were $65.2 million, or an annualized 0.64% of average total loans and leases. Second quarter net charge-offs in the year-ago quarter were $34.5 million, or an annualized 0.52%. Total net charge-offs in the 2008 first quarter were $48.4 million, or an annualized 0.48%.
          Total commercial net charge-offs for the 2008 second quarter were $27.5 million, or an annualized 0.47%, compared with 2007 second quarter net charge-offs of $20.5 million, or 0.64%. Total commercial net charge-offs in the 2008 first quarter were $15.0 million, or an annualized 0.27%. Of the current quarter’s total commercial net charge-offs, C&I loan net charge-offs were $12.4 million, or an annualized 0.36%, and CRE loan net charge-offs were $15.1 million, or an annualized 0.63%.
          Total consumer net charge-offs in the current quarter were $37.8 million, or an annualized 0.85%. This was higher than an annualized 0.41% in the year-ago period and 0.75% in the prior quarter.
          Automobile loan and lease net charge-offs were $11.5 million, or an annualized 1.01% in the current quarter, up from 0.45% in the year-ago period but consistent with 1.02% in the prior period. This level reflected a slightly lower level of annualized automobile loan net charge-offs compared with the prior quarter, but an increase in annualized automobile lease net charge-offs. The declining balances of automobile direct financing leases, coupled with the fact that no new automobile direct financing leases are being originated, increases the potential for volatility in reported automobile direct financing lease net charge-offs. Both the automobile loan and lease net charge-offs were also negatively impacted by the lack of recovery in used car prices. It is our expectation that the automobile loan and lease net charge-off ratio for the 2008 second half will be consistent with the 2008 first half.
          Home equity net charge-offs in the 2008 second quarter were $14.0 million, or an annualized 0.76%, up from an annualized 0.43%, in the year-ago quarter but down from an annualized

0.80% in the prior quarter. This portfolio continues to be impacted by the general housing market slowdown. The losses were evident across our footprint, but are lower in our Columbus and Cincinnati markets. Our expectation is that 2008 second half performance will be consistent with the 2008 first half, as the small broker-originated portfolio continues to decline, and our enhanced loss mitigation programs positively impact performance. We continue to believe our home equity net charge-off experience will compare very favorably to the industry.
          Residential mortgage net charge-offs were $4.3 million, or an annualized 0.33% of related average balances. This was up from an annualized 0.16% in the year-ago quarter and from an annualized 0.22% in the prior quarter. We expect residential mortgage net charge-offs will remain under modest upward pressure from the 2008 first half level for the remainder of 2008, given our limited exposure to non-traditional mortgages.
Non-accrual Loans and Non-performing Assets
          Non-accrual loans (NALs) were $535.0 million at June 30, 2008, and represented 1.30% of total loans and leases. This compared with $211.5 million, or 0.79%, at the end of the year-ago period, and $377.4 million, or 0.92%, at March 31, 2008. The $157.7 million, or 42%, increase in NALs from the end of the prior quarter, primarily reflected a $78.7 million, or 43%, increase in CRE NALs and a $59.5 million, or 58%, increase in C&I NALs. Residential mortgage and home equity NALs increased 25%, and 12%, respectively, also reflecting the overall economic weakness in our markets.
          Non-performing assets (NPAs), which include NALs, were $993.1 million at June 30, 2008. This compared with $261.2 million at the end of the year-ago period and $1.678 billion at March 31, 2008. The $684.7 million, or 41%, decrease in NPAs from the end of the prior quarter reflected:
•	$789.0 million, or 68%, reduction in restructured Franklin loans, primarily reflecting the removal of the Tranche A portion of the total Franklin loans based on the 2008 first half and continued expected cash flow performance.

•	$51.6 million, or 78%, reduction in impaired loans held-for-sale, primarily reflecting loan sales.

•	$1.5 million decline in other real estate.
Partially offset by:
•	$157.7 million increase in NALs as discussed above.
          The over 90-day delinquent, but still accruing, ratio was 0.33% at June 30, 2008, up from 0.25% at the end of the year-ago quarter, but down from 0.37% at March 31, 2008. The 4 basis point decrease in the 90-day delinquent ratio from March 31, 2008, reflected a 4 basis point decrease in the total commercial loan 90-day delinquent ratio to 0.14% from 0.18%, and a 3 basis point decrease in the total consumer loan 90-day delinquent ratio to 0.59% from 0.62%.

Allowances for Credit Losses (ACL)
          We maintain two reserves, both of which are available to absorb probable credit losses: the allowance for loan and lease losses (ALLL) and the allowance for unfunded loan commitments and letters of credit (AULC). When summed together, these reserves constitute the total ACL.
          At June 30, 2008, the ALLL was $679.4 million, up from $307.5 million a year ago and from $627.6 million at March 31, 2008. Expressed as a percent of period-end loans and leases, the ALLL ratio at June 30, 2008, was 1.66%, up from 1.15% a year ago and from 1.53% at March 31, 2008. The $51.8 million increase from the end of the prior quarter primarily reflected the impact of the continued economic weakness across our Midwest markets. Given the current market conditions, we believe the increase in the ALLL is prudent and appropriate. At June 30, 2008, the specific ALLL related to Franklin was $115.3 million, unchanged from March 31, 2008.
          Table 10 shows the change in the ALLL ratio and each reserve component for the 2008 second quarter and for the 2008 first quarter and 2007 second quarter.
Table 10 — Components of ALLL as Percent of Total Loans and Leases

				2Q08 change from
	2Q08	1Q08	2Q07	1Q08	2Q07

Transaction reserve (1)	1.45%	1.34%	0.94%	0.11%	0.51%
Economic reserve	0.21	0.19	0.21	0.02	—

Total ALLL	1.66%	1.53%	1.15%	0.13%	0.51%
(1) Includes specific reserve
          The ALLL as a percent of NALs was 127% at June 30, 2008, down from 145% a year ago and from 166% at March 31, 2008. At June 30, 2008, the AULC was $61.3 million, up from $41.6 million at the end of the year-ago quarter, and from $57.6 million at March 31, 2008.
          On a combined basis, the ACL as a percent of total loans and leases at June 30, 2008, was 1.80%, up from 1.30% a year ago and from 1.67% at March 31, 2008. The ACL as a percent of NALs was 138% at June 30, 2008, down from 165% a year ago and from 182% at March 31, 2008.
Capital
          At June 30, 2008, the regulatory Tier 1 and Total risk-based capital ratios were 9.03% and 12.31%, respectively, up from 7.56% and 10.87%, respectively, at March 31, 2008. Both ratios are well above the regulatory “well capitalized” thresholds of 6.0% and 10.0%, respectively. The “well capitalized” level is the highest regulatory capital designation.
          No shares were repurchased during the quarter. Though there are currently 3.9 million shares remaining available for repurchase under the current authorization announced April 20, 2006, no future share repurchases are currently contemplated.

2008 OUTLOOK
          When earnings guidance is given, it is our practice to do so on a GAAP basis, unless otherwise noted. Such guidance includes the expected results of all significant forecasted activities. However, guidance typically excludes selected items where the timing and financial impact is uncertain until the impact can be reasonably forecasted, as well as potential unusual or one-time items.
          Our expectation for 2008 is that the Midwest economic environment will continue to be weak. We will continue to target our interest rate risk position at our customary relatively neutral position.
          The assumptions listed below form the basis for our 2008 full-year earnings outlook.
•	Second half 2008 net interest margin flat to slightly up from the 2008 second quarter, reflecting improved loan and deposit pricing.

•	Second half 2008 average total loan growth in the low-single digit range from the 2008 second quarter level adjusted for the mortgage loan sale, with commercial loans in the mid-single digit range and consumer loans being relatively flat.

•	Second half 2008 average core deposit growth in the low to mid-single digit range from the 2008 second quarter level.

•	Second half 2008 non-interest income growth in the low-single digit range from the annualized 2008 second quarter non-interest income level adjusted for the significant items noted earlier (see Significant Items Influencing Financial Performance Comparisons discussion and Table 1).

•	Second half 2008 non-interest expenses that are down slightly from the annualized 2008 second quarter non-interest expense level adjusted for the significant items noted earlier (see Significant Items Influencing Financial Performance Comparisons discussion and Table 1).

•	$21 million, or $0.03 per common share, gain on extinguishment of debt transaction on June 30, 2008, that settled in early July and will be recognized in the third quarter results.

•	No other significant net market-related gains or losses.

•	10-20 basis point increase by year end in the ACL ratio from the 1.80% level at the end of the 2008 second quarter, continuing to reflect the general stress in the market. Full-year net charge-offs in the 65-70 basis point range.

•	No share repurchases.

•	The effective tax rate for the second half 2008 in a range of 24%-26%.
With the above assumptions, earnings for full year 2008 are targeted for $1.25-$1.35 per common share.

Conference Call / Webcast Information
          Huntington’s senior management will host an earnings conference call on Thursday, July 17, 2008, at 1:00 p.m. (Eastern Daylight Time). The call may be accessed via a live Internet webcast at www.huntington-ir.com or through a dial-in telephone number at 800-223-1238; conference ID 52522284. Slides will be available at www.huntington-ir.com just prior to 1:00 p.m. (Eastern Daylight Time) on July 17, 2008, for review during the call. A replay of the webcast will be archived in the Investor Relations section of Huntington’s web site www.huntington.com. A telephone replay will be available two hours after the completion of the call through July 31, 2008, at 800-642-1687; conference ID 52522284.
Forward-looking Statement
          This press release contains certain forward-looking statements, including certain plans, expectations, goals, projections, and statements, which are subject to numerous assumptions, risks, and uncertainties. Actual results could differ materially from those contained or implied by such statements for a variety of factors including: (1) deterioration in the loan portfolio could be worse than expected due to a number of factors such as the underlying value of the collateral could prove less valuable than otherwise assumed and assumed cash flows may be worse than expected; (2) merger revenue synergies may not be fully realized and/or within the expected timeframes; (3) changes in economic conditions; (4) movements in interest rates; (5) competitive pressures on product pricing and services; (6) success and timing of other business strategies; (7) the nature, extent, and timing of governmental actions and reforms; and (8) extended disruption of vital infrastructure. Additional factors that could cause results to differ materially from those described above can be found in Huntington’s 2007 Annual Report on Form 10-K, and documents subsequently filed by Huntington with the Securities and Exchange Commission. All forward-looking statements included in this release are based on information available at the time of the release. Huntington assumes no obligation to update any forward-looking statement.
Basis of Presentation
Use of Non-GAAP Financial Measures
          This earnings release contains GAAP financial measures and non-GAAP financial measures where management believes it to be helpful in understanding Huntington’s results of operations or financial position. Where non-GAAP financial measures are used, the comparable GAAP financial measure, as well as the reconciliation to the comparable GAAP financial measure, can be found in this release, the Quarterly Financial Review supplement to this earnings release, or the 2008 second quarter earnings conference call slides, which can be found on Huntington’s website at huntington-ir.com.
Significant Items
          Certain components of the Income Statement are naturally subject to more volatility than others. As a result, analysts/investors may view such items differently in their assessment of performance compared with their expectations and/or any implications resulting from them on their assessment of future performance trends. It is a general practice of analysts/investors to try and determine their perception of what “underlying” or “core” earnings performance is in any given reporting period, as this typically forms the basis for their estimation of performance in future periods.
          Therefore, Management believes the disclosure of certain “Significant Items” in current and prior period results aids analysts/investors in better understanding corporate performance so that they can ascertain for themselves what, if any, items they may wish to include/exclude from their analysis of performance; i.e., within the context of determining how that performance differed from their expectations, as well as how, if at all, to adjust their estimates of future performance accordingly.
          To this end, Management has adopted a practice of listing as “Significant Items” in its external disclosure documents (e.g., earnings press releases, investor presentations, Forms 10-Q and 10-K) individual and/or particularly volatile items that impact the current period results by $0.01 per share or more. (The one exception is the provision for credit losses discussed below). Such “Significant Items” generally fall within one of two categories: timing differences and other items.

Timing Differences
          Part of the company’s regular business activities are by their nature volatile; e.g. capital markets income, gains and losses on the sale of loans, etc. While such items may generally be expected to occur within a full-year reporting period, they may vary significantly from period to period. Such items are also typically a component of an Income Statement line item and not, therefore, readily discernable. By specifically disclosing such items, analysts/investors can better assess how, if at all, to adjust their estimates of future performance.
Other Items
          From time to time, an event or transaction might significantly impact revenues, expenses, or taxes in a particular reporting period that are judged to be one-time, short-term in nature, and/or materially outside typically expected performance. Examples would be (1) merger costs as they typically impact expenses for only a few quarters during the period of transition; e.g., restructuring charges, asset valuation adjustments, etc.; (2) changes in an accounting principle; (3) one-time tax assessments/refunds; (4) a large gain/loss on the sale of an asset; (5) outsized commercial loan net charge-offs related to fraud; etc. In addition, for the periods covered by this release, the impact of the Franklin restructuring is deemed to be a significant item due to its unusually large size and because it was acquired in the Sky Financial merger and thus it is not representative of our typical underwriting criteria. By disclosing such items, analysts/investors can better assess how, if at all, to adjust their estimates of future performance.
Provision for Credit Losses
          While the provision for credit losses may vary significantly between periods, Management typically excludes it from the list of “Significant Items”, unless in Management’s view, there is a significant specific credit(s), which is causing distortion in the period.
          Provision expense is always an assumption in analyst/investor expectations of earnings and there is apparent agreement among them that provision expense is included in their definition of “underlying” or “core” earnings unlike “timing differences” or “other items”. In addition, provision expense is an individual Income Statement line item so its value is easily known and, except in very rare situations, the amount in any reporting period always exceeds $0.01 per share. In addition, the factors influencing the level of provision expense receive detailed additional disclosure and analysis so that analysts/investors have information readily available to understand the underlying factors that result in the reported provision expense amount.
          In addition, provision expense trends usually increase/decrease in a somewhat orderly pattern in conjunction with credit quality cycle changes; i.e., as credit quality improves provision expense generally declines and vice versa. While they may have differing views regarding magnitude and/or trends in provision expense, every analyst and most investors incorporate a provision expense estimate in their financial performance estimates.
Other Exclusions
          “Significant Items” for any particular period are not intended to be a complete list of items that may significantly impact future periods. A number of factors, including those described in Huntington’s 2007 Annual Report on Form 10-K and other factors described from time to time in Huntington’s other filings with the Securities and Exchange Commission, could significantly impact future periods.
Estimating the Impact on Balance Sheet and Income Statement Results Due to Acquisitions
          The merger with Sky Financial Group Inc. (Sky Financial) was completed on July 1, 2007. At the time of acquisition, Sky Financial had assets of $16.8 billion, including $13.3 billion of loans, and core deposits of $12.0 billion. Sky Financial results were fully included in our consolidated results for the full 2007 third quarter, and will impact all quarters thereafter. As a result, performance comparisons of 2008 second quarter performance to comparable year-ago periods are affected, as Sky Financial results were not included in the year-ago periods. Comparisons of the 2008 second quarter performance compared with year-ago periods are impacted as follows:
•	Increased reported average balance sheet, revenue, expense, and the absolute level of certain credit quality results (e.g., amount of net charge-offs).
•	Increased reported non-interest expense items because of costs incurred as part of merger integration activities, most notably employee retention bonuses, outside programming services related to systems conversions, occupancy expenses, and marketing expenses related to customer retention initiatives.
          Given the significant impact of the merger on reported 2008 and 2007 results, management believes that an understanding of the impacts of the merger is necessary to understand better underlying performance trends. When comparing post-merger period results to pre-merger periods, the following terms are used when discussing financial performance:
•	“Merger-related” refers to amounts and percentage changes representing the impact attributable to the merger.

•	“Merger costs” represent non-interest expenses primarily associated with merger integration activities, including severance expense for key executive personnel.

•	“Non-merger-related” refers to performance not attributable to the merger, and includes “merger efficiencies”, which represent non-interest expense reductions realized because of the merger.
          The following methodology has been implemented to estimate the approximate effect of the Sky Financial merger used to determine “merger-related” impacts.
Balance Sheet Items
          For loans and leases, as well as core deposits, Sky Financial’s balances as of June 30, 2007, adjusted for consolidating, merger, and purchase accounting adjustments, are used in the comparison. To estimate the impact on 2008 second quarter average balances, it was assumed that the June 30, 2007 balances, as adjusted, remained constant throughout the 2007 third quarter and all subsequent periods.
Income Statement Items
          For income statement line items, Sky Financial’s actual results for the first six months of 2007, adjusted for the impact of unusual items and purchase accounting adjustments, were determined. This six-month adjusted amount was divided by two to estimate a quarterly amount. This results in an approximate quarterly impact as the methodology does not adjust for any unusual items or seasonal factors in Sky Financial’s 2007 six-month results. Nor does it consider any revenue or expense synergies realized since the merger date. This same estimated amount will also be used in all subsequent quarterly reporting periods. The one exception to this methodology of holding the estimated quarterly impact constant relates to the amortization of intangibles expense where the amount is known and is therefore used.
          Table 11 below provides detail of changes to selected reported results to quantify the impact of the Sky Financial merger using this methodology:

Table 11 — Estimated Impact of Sky Financial Merger
2008 Second Quarter versus 2007 Second Quarter

	Second Quarter		Change		Merger	Non-merger Related
(in millions)	2008	2007	Amount	%	Related	Amount	% (1)

Average Loans and Leases
Commercial and industrial	$13,631	$8,167	$5,464	66.9%	$4,775	$689	5.3%
Commercial real estate	9,601	4,651	4,950	NM	3,971	979	11.4

Total commercial	23,232	12,818	10,414	81.2	8,746	1,668	7.7

Automobile loans and leases	4,551	3,873	678	17.5	432	246	5.7
Home equity	7,365	4,973	2,392	48.1	2,385	7	0.1
Residential mortgage	5,178	4,351	827	19.0	1,112	(285)	(5.2)
Other consumer	699	424	275	64.9	143	132	23.3

Total consumer	17,793	13,621	4,172	30.6	4,072	100	0.6

Total loans and leases	$41,025	$26,439	$14,586	55.2%	$12,818	$1,768	4.5%

(1) = non-merger related / (prior period + merger-related)

Average Deposits
Demand deposits — non-interest bearing	$5,061	$3,591	$1,470	40.9%	$1,829	$(359)	(6.6)%
Demand deposits — interest bearing	4,086	2,404	1,682	70.0	1,460	222	5.7
Money market deposits	6,267	5,466	801	14.7	996	(195)	(3.0)
Savings and other domestic deposits	5,047	2,931	2,116	72.2	2,594	(478)	(8.7)
Core certificates of deposit	10,952	5,591	5,361	95.9	4,630	731	7.2

Total core deposits	31,413	19,983	11,430	57.2	11,509	(79)	(0.3)
Other deposits	6,614	4,290	2,324	54.2	1,342	982	17.4

Total deposits	$38,027	$24,273	$13,754	56.7%	$12,851	$903	2.4%

(1) = non-merger related / (prior period + merger-related)

						Merger /
	Second Quarter		Change		Merger	Restruct.	Non-merger Related
(in thousands)	2008	2007	Amount	%	Related	Costs	Amount	% (1)

Net interest income — FTE	$395,490	$257,518	$137,972	53.6%	$151,592		$(13,620)	(3.3)%

Non-interest Income
Service charges on deposit accounts	$79,630	$50,017	$29,613	59.2%	$24,110		$5,503	7.4%
Trust services	33,089	26,764	6,325	23.6	7,009		(684)	(2.0)
Brokerage and insurance income	35,694	17,199	18,495	NM	17,061		1,434	4.2
Other service charges and fees	23,242	14,923	8,319	55.7	5,800		2,519	12.2
Bank owned life insurance income	14,131	10,904	3,227	29.6	1,807		1,420	11.2
Mortgage banking income (loss)	12,502	7,122	5,380	75.5	6,256		(876)	(6.5)
Securities gains (losses)	2,073	(5,139)	7,212	NM	283		6,929	NM
Other income	36,069	34,403	1,666	4.8	6,390		(4,724)	(11.6)

Total non-interest income	$236,430	$156,193	$80,237	51.4%	$68,716		$11,521	5.1%

(1) = non-merger related / (prior period + merger-related)

Non-interest Expense
Personnel costs	$199,991	$135,191	$64,800	47.9%	$68,250	$10,019	$(13,469)	(6.3)%
Outside data processing and other services	30,186	25,701	4,485	17.5	12,262	(4,969)	(2,808)	(8.5)
Net occupancy	26,971	19,417	7,554	38.9	10,184	1,702	(4,332)	(13.8)
Equipment	25,740	17,157	8,583	50.0	4,799	2,799	985	4.0
Amortization of intangibles	19,327	2,519	16,808	NM	16,481	—	327	1.7
Marketing	7,339	8,986	(1,647)	(18.3)	4,361	(1,551)	(4,457)	(37.8)
Professional services	13,752	8,101	5,651	69.8	2,707	(995)	3,939	40.1
Telecommunications	6,864	4,577	2,287	50.0	2,224	3	60	0.9
Printing and supplies	4,757	3,672	1,085	29.5	1,374	19	(308)	(6.1)
Other expense	42,876	19,334	23,542	NM	13,048	(52)	10,546	32.6

Total non-interest expense	$377,803	$244,655	$133,148	54.4%	$135,690	$6,975	$(9,517)	(2.5)%

(1) = non-merger related / (prior period + merger-related)

2008 Second Quarter versus 2008 First Quarter

	Second	First
	Quarter	Quarter	Change
(in millions)	2008	2008	Amount	%

Average Loans and Leases
Commercial and industrial	$13,631	$13,343	$288	2.2%
Commercial real estate	9,601	9,287	314	3.4

Total commercial	23,232	22,630	602	2.7

Automobile loans and leases	4,551	4,399	152	3.5
Home equity	7,365	7,274	91	1.3
Residential mortgage	5,178	5,351	(173)	(3.2)
Other consumer	699	713	(14)	(2.0)

Total consumer	17,793	17,737	56	0.3

Total loans and leases	$41,025	$40,367	$658	1.6%

Average Deposits
Demand deposits — non-interest bearing	$5,061	$5,034	$27	0.5%
Demand deposits — interest bearing	4,086	3,934	152	3.9
Money market deposits	6,267	6,753	(486)	(7.2)
Savings and other domestic deposits	5,047	5,004	43	0.9
Core certificates of deposit	10,952	10,796	156	1.4

Total core deposits	31,413	31,521	(108)	(0.3)
Other deposits	6,614	6,410	204	3.2

Total deposits	$38,027	$37,931	$96	0.3%

	Second	First			Merger /
	Quarter	Quarter	Change		Restruct.	Non-merger Related
(in thousands)	2008	2008	Amount	%	Costs	Amount	% (1)

Net interest income — FTE	$395,490	$382,326	$13,164	3.4%		$13,164	3.4%

Non-interest Income
Service charges on deposit accounts	$79,630	$72,668	$6,962	9.6%		$6,962	9.6%
Trust services	33,089	34,128	(1,039)	(3.0)		(1,039)	(3.0)
Brokerage and insurance income	35,694	36,560	(866)	(2.4)		(866)	(2.4)
Other service charges and fees	23,242	20,741	2,501	12.1		2,501	12.1
Bank owned life insurance income	14,131	13,750	381	2.8		381	2.8
Mortgage banking income (loss)	12,502	(7,063)	19,565	NM		19,565	NM
Securities gains (losses)	2,073	1,429	644	45.1		644	45.1
Other income	36,069	63,539	(27,470)	(43.2)		(27,470)	(43.2)

Total non-interest income	$236,430	$235,752	$678	0.3%		$678	0.3%

(1) = non-merger related / (prior period + merger-related)

Non-interest Expense
Personnel costs	$199,991	$201,943	$(1,952)	(1.0)%	$7,775	$(9,727)	(4.6)%
Outside data processing and other services	30,186	34,361	(4,175)	(12.2)	(4,305)	130	0.4
Net occupancy	26,971	33,243	(6,272)	(18.9)	1,359	(7,631)	(22.1)
Equipment	25,740	23,794	1,946	8.2	2,703	(757)	(2.9)
Amortization of intangibles	19,327	18,917	410	2.2	—	410	2.2
Marketing	7,339	8,919	(1,580)	(17.7)	(67)	(1,513)	(17.1)
Professional services	13,752	9,090	4,662	51.3	399	4,263	44.9
Telecommunications	6,864	6,245	619	9.9	(591)	1,210	21.4
Printing and supplies	4,757	5,622	(865)	(15.4)	(27)	(838)	(15.0)
Other expense	42,876	28,347	14,529	51.3	28	14,501	51.1

Total non-interest expense	$377,803	$370,481	$7,322	2.0%	$7,274	$48	0.0%

(1) = non-merger related / (prior period + merger-related)

2008 Six Months versus 2007 Six Months

	Six Months Ended
	June 30,		Change		Merger	Non-merger Related
(in millions)	2008	2007	Amount	%	Related	Amount	% (1)

Average Loans and Leases
Commercial and industrial	$13,487	$8,077	$5,410	67.0%	$4,775	$635	4.9%
Commercial real estate	9,444	4,563	4,881	NM	3,971	910	10.7

Total commercial	22,931	12,640	10,291	81.4	8,746	1,545	7.2

Automobile loans and leases	4,475	3,893	582	14.9	432	150	3.5
Home equity	7,320	4,943	2,377	48.1	2,385	(8)	(0.1)
Residential mortgage	5,264	4,423	841	19.0	1,112	(271)	(4.9)
Other consumer	706	423	283	66.9	143	140	24.7

Total consumer	17,765	13,682	4,083	29.8	4,072	11	0.1

Total loans and leases	$40,696	$26,322	$14,374	54.6%	$12,818	$1,556	4.0%

(1) = non-merger related / (prior period + merger-related)

Average Deposits
Demand deposits — non-interest bearing	$5,047	$3,561	$1,486	41.7%	$1,829	$(343)	(6.4)%
Demand deposits — interest bearing	4,010	2,377	1,633	68.7	1,460	173	4.5
Money market deposits	6,510	5,477	1,033	18.9	996	37	0.6
Savings and other domestic deposits	5,026	2,915	2,111	72.4	2,594	(483)	(8.8)
Core certificates of deposit	10,874	5,523	5,351	96.9	4,630	721	7.1

Total core deposits	31,467	19,853	11,614	58.5	11,509	105	0.3
Other deposits	6,512	4,508	2,004	44.5	1,342	662	11.3

Total deposits	$37,979	$24,361	$13,618	55.9%	$12,851	$767	2.1%

(1) = non-merger related / (prior period + merger-related)

	Six Months Ended					Merger /
	June 30,		Change		Merger	Restruct.	Non-merger Related
(in thousands)	2008	2007	Amount	%	Related	Costs	Amount	% (1)

Net interest income — FTE	$777,816	$517,120	$260,696	50.4%	$303,184		$(42,488)	(5.2)%

Non-interest Income
Service charges on deposit accounts	$152,298	$94,810	$57,488	60.6%	$48,220		$9,268	6.5%
Trust services	67,217	52,658	14,559	27.6	14,018		541	0.8
Brokerage and insurance income	72,254	33,281	38,973	NM	34,122		4,851	7.2
Other service charges and fees	43,983	28,131	15,852	56.4	11,600		4,252	10.7
Bank owned life insurance income	27,881	21,755	6,126	28.2	3,614		2,512	9.9
Mortgage banking income (loss)	5,439	16,473	(11,034)	(67.0)	12,512		(23,546)	(81.2)
Securities gains (losses)	3,502	(5,035)	8,537	NM	566		7,971	NM
Other income	99,608	59,297	40,311	68.0	12,780		27,531	38.2

Total non-interest income	$472,182	$301,370	$170,812	56.7%	$137,432		$33,380	7.6%

(1) = non-merger related / (prior period + merger-related)

Non-interest Expense
Personnel costs	$401,934	$269,830	$132,104	49.0%	$136,500	$12,897	$(17,293)	(4.1)%
Outside data processing and other services	64,547	47,515	17,032	35.8	24,524	(2,158)	(5,334)	(7.6)
Net occupancy	60,214	39,325	20,889	53.1	20,368	2,156	(1,635)	(2.6)
Equipment	49,534	35,376	14,158	40.0	9,598	2,909	1,651	3.4
Amortization of intangibles	38,244	5,039	33,205	NM	32,962	—	243	0.6
Marketing	16,258	16,682	(424)	(2.5)	8,722	(1,529)	(7,617)	(31.9)
Professional services	22,842	14,583	8,259	56.6	5,414	(1,397)	4,242	22.8
Telecommunications	13,109	8,703	4,406	50.6	4,448	597	(639)	(4.6)
Printing and supplies	10,379	6,914	3,465	50.1	2,748	66	651	6.7
Other expense	71,223	42,760	28,463	66.6	26,096	(119)	2,486	3.6

Total non-interest expense	$748,284	$486,727	$261,557	53.7%	$271,380	$13,422	$(23,245)	(3.0)%

(1) = non-merger related / (prior period + merger-related)
Annualized data
          Certain returns, yields, performance ratios, or quarterly growth rates are “annualized” in this presentation to represent an annual time period. This is done for analytical and decision-making purposes to better discern underlying performance trends when compared to full year or year-over-year amounts. For example, loan and deposit growth rates are most often expressed in terms of an annual rate like 8%. As such, a 2% growth rate for a quarter would represent an annualized 8% growth rate.

Fully taxable equivalent interest income and net interest margin
          Income from tax-exempt earnings assets is increased by an amount equivalent to the taxes that would have been paid if this income had been taxable at statutory rates. This adjustment puts all earning assets, most notably tax-exempt municipal securities and certain lease assets, on a common basis that facilitates comparison of results to results of competitors.
Earnings per share equivalent data
          Significant income or expense items may be expressed on a per common share basis. This is done for analytical and decision-making purposes to better discern underlying trends in total corporate earnings per share performance excluding the impact of such items. Investors may also find this information helpful in their evaluation of the company’s financial performance against published earnings per share mean estimate amounts, which typically exclude the impact of significant items. Earnings per share equivalents are usually calculated by applying a 35% effective tax rate to a pre-tax amount to derive an after-tax amount, which is divided by the average shares outstanding during the respective reporting period. Occasionally, when the item involves special tax treatment, the after-tax amount is disclosed separately, with this then being the amount used to calculate the earnings per share equivalent.
NM or nm
          Percent changes of 100% or more are typically shown as “nm” or “not meaningful” unless required. Such large percent changes typically reflect the impact of unusual or particularly volatile items within the measured periods. Since the primary purpose of showing a percent change is for discerning underlying performance trends, such large percent changes are typically “not meaningful” for trend analysis purposes.
About Huntington
          Huntington Bancshares Incorporated is a $56 billion regional bank holding company headquartered in Columbus, Ohio. Huntington has more than 142 years of serving the financial needs of its customers. Huntington’s banking subsidiary, The Huntington National Bank, provides innovative retail and commercial financial products and services through over 600 regional banking offices in Indiana, Kentucky, Michigan, Ohio, Pennsylvania, and West Virginia. Huntington also offers retail and commercial financial services online at huntington.com; through its technologically advanced, 24-hour telephone bank; and through its network of over 1,400 ATMs. Selected financial service activities are also conducted in other states including: Dealer Sales offices in Arizona, Florida, Nevada, New Jersey, New York, Tennessee, and Texas; Private Financial and Capital Markets Group offices in Florida; and Mortgage Banking offices in Maryland and New Jersey. Huntington Insurance offers retail and commercial insurance agency services in Ohio, Pennsylvania, Michigan, Indiana, and West Virginia. International banking services are made available through the headquarters office in Columbus, a limited purpose office located in the Cayman Islands, and another located in Hong Kong.
###

HUNTINGTON BANCSHARES INCORPORATED
Quarterly Key Statistics (1)
(Unaudited)

	2008		2007	Percent Changes vs.
(in thousands, except per share amounts)	Second	First	Second	1Q08	2Q07

Net interest income	$389,866	$376,824	$253,391	3.5%	53.9%
Provision for credit losses	120,813	88,650	60,133	36.3	N.M.
Non-interest income	236,430	235,752	156,193	0.3	51.4
Non-interest expense	377,803	370,481	244,655	2.0	54.4

Income before income taxes	127,680	153,445	104,796	(16.8)	21.8
Provision for income taxes	26,328	26,377	24,275	(0.2)	8.5

Net Income	$101,352	$127,068	$80,521	(20.2)%	25.9%

Dividends declared on preferred shares	11,151	—	—	—	—

Net income applicable to common shares	$90,201	$127,068	$80,521	(29.0)%	12.0%

Net income per common share — diluted	$0.25	$0.35	$0.34	(28.6)%	(26.5)%
Cash dividends declared per common share	0.1325	0.2650	0.2650	(50.0)	(50.0)
Book value per common share at end of period	15.87	16.13	12.97	(1.6)	22.4
Tangible book value per common share at end of period	6.82	7.08	10.41	(3.7)	(34.5)

Average common shares — basic	366,206	366,235	236,032	—	55.2
Average common shares — diluted (2)	367,234	367,208	239,008	—	53.6

Return on average assets	0.73%	0.93%	0.92%
Return on average shareholders’ equity	6.4	8.7	10.6
Return on average tangible shareholders’ equity (3)	15.0	22.0	13.5
Net interest margin (4)	3.29	3.23	3.26
Efficiency ratio (5)	56.9	57.0	57.8
Effective tax rate	20.6	17.2	23.2

Average loans and leases	$41,025,088	$40,367,336	$26,439,235	1.6	55.2
Average loans and leases — linked quarter annualized growth rate.	6.5%	2.6%	3.6%
Average earning assets	$48,279,217	$47,656,509	$31,674,664	1.3	52.4
Average total assets	55,539,295	54,884,214	35,150,051	1.2	58.0
Average core deposits (6)	31,412,822	31,520,522	19,981,979	(0.3)	57.2
Average core deposits — linked quarter annualized growth rate (6)	(1.4)%	(2.0)%	5.3%
Average shareholders’ equity	$6,355,388	$5,874,656	$3,042,682	8.2	N.M.

Total assets at end of period	55,333,841	56,051,969	36,420,686	(1.3)	51.9
Total shareholders’ equity at end of period	6,381,265	5,906,579	3,064,141	8.0	N.M.

Net charge-offs (NCOs)	65,247	48,449	34,500	34.7	89.1
NCOs as a % of average loans and leases	0.64%	0.48%	0.52%
Nonaccrual loans and leases (NALs)	$535,042	$377,361	$211,516	41.8	N.M.
NAL ratio (7)	1.30	0.92	0.79%
Allowance for loan and lease losses (ALLL) as a % of total loans and leases at the end of period	1.66	1.53	1.15
ALLL plus allowance for unfunded loan commitments and letters of credit as a % of total loans and leases at the end of period	1.80	1.67	1.30
ALLL as a % of NALs	127	166	145
Tier 1 risk-based capital ratio (8)	9.03	7.56	9.74
Total risk-based capital ratio (8)	12.31	10.87	13.49
Tier 1 leverage ratio (8)	7.88	6.83	9.07
Average equity / assets	11.44	10.70	8.66
Tangible equity / assets (9)	5.90	4.92	6.87
Tangible common equity / assets	4.80	4.92	6.87

N.M., not a meaningful value.

(1)	Comparisons for presented periods are impacted by a number of factors. Refer to “Significant Items Influencing Financial Performance Comparisons”.

(2)	For the three months ended June 30, 2008, the impact of the convertible preferred stock issued in April of 2008 was excluded from the diluted share calculation. It was excluded because the result would have been higher than basic earnings per common share (anti-dilutive) for the period.

(3)	Net income less expense for amortization of intangibles for the period divided by average tangible shareholders’ equity. Average tangible shareholders’ equity equals average total stockholders’ equity less average intangible assets and goodwill. Expense for amortization of intangibles and average intangible assets are net of deferred tax liability, and calculated assuming a 35% tax rate.

(4)	On a fully taxable equivalent (FTE) basis assuming a 35% tax rate.

(5)	Non-interest expense less amortization of intangibles ($19.3 million in 2Q 2008, $18.9 million in 1Q 2008, and $2.5 million in 2Q 2007) divided by the sum of FTE net interest income and non-interest income excluding securities gains (losses).

(6)	Includes non-interest bearing and interest bearing demand deposits, money market deposits, savings and other domestic time deposits, and core certificates of deposit.

(7)	Nonaccruing loans and leases (NALs) divided by total loans and leases.

(8)	June 30, 2008 figures are estimated. Based on an interim decision by the banking agencies on December 14, 2006, Huntington has excluded the impact of adopting Statement 158 from the regulatory capital calculations.

(9)	At end of period. Tangible equity (total equity less goodwill and other intangible assets) divided by tangible assets (total assets less goodwill and other intangible assets). Other intangible assets are net of deferred tax.

HUNTINGTON BANCSHARES INCORPORATED
Year to Date Key Statistics (1)
(Unaudited)

	Six Months Ended June 30,		Change
(in thousands, except per share amounts)	2008	2007	Amount	Percent

Net interest income	$766,690	$508,946	$257,744	50.6%
Provision for credit losses	209,463	89,539	119,924	N.M.
Non-interest income	472,182	301,370	170,812	56.7
Non-interest expense	748,284	486,727	261,557	53.7

Income before income taxes	281,125	234,050	47,075	20.1
Provision for income taxes	52,705	57,803	(5,098)	(8.8)

Net Income	$228,420	$176,247	$52,173	29.6%

Dividends declared on preferred shares	11,151	—	11,151	—

Net income applicable to common shares	$217,269	$176,247	$41,022	23.3%

Net income per common share — diluted	$0.59	$0.74	$(0.15)	(20.3)%
Cash dividends declared per common share	0.3975	0.5300	(0.1325)	(25.0)

Average common shares — basic	366,221	235,809	130,412	55.3
Average common shares — diluted (2)	387,322	238,881	148,441	62.1

Return on average assets	0.83%	1.01%
Return on average shareholders’ equity	7.5	11.7
Return on average tangible shareholders’ equity (3)	18.2	14.9
Net interest margin (4)	3.26	3.31
Efficiency ratio (5)	57.0	58.5
Effective tax rate	18.7	24.7

Average loans and leases	$40,696,212	$26,322,333	$14,373,879	54.6
Average earning assets	47,967,863	31,511,422	16,456,442	52.2
Average total assets	55,212,254	35,040,614	20,171,640	57.6
Average core deposits (6)	31,466,672	19,852,350	11,614,321	58.5
Average shareholders’ equity	6,115,022	3,028,534	3,086,488	N.M.

Net charge-offs (NCOs)	113,696	52,618	61,078	N.M.
NCOs as a % of average loans and leases	0.56%	0.40%

N.M., not a meaningful value.

(1)	Comparisons for presented periods are impacted by a number of factors. Refer to “Significant Items Influencing Financial Performance Comparisons”.

(2)	For the six months ended June 30, 2008, the impact of the convertible preferred stock issued in April of 2008 was included in the diluted share calculation. It was included because the result was less than basic earnings per share (dilutive) on a year-to-date basis.

(3)	Net income less expense for amortization of intangibles for the period divided by average tangible shareholders’ equity. Average tangible shareholders’ equity equals average total shareholders’ equity less average intangible assets and goodwill. Expense for amortization of intangibles and average intangible assets are net of deferred tax liability, and calculated assuming a 35% tax rate.

(4)	On a fully taxable equivalent (FTE) basis assuming a 35% tax rate.

(5)	Non-interest expense less amortization of intangibles ($38.2 million for 2008 and $5.0 million for 2007) divided by the sum of FTE net interest income and non-interest income excluding securities gains (losses).

(6)	Includes non-interest bearing and interest bearing demand deposits, money market deposits, savings and other domestic time deposits, and core certificates of deposit.